SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
       RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(b)
                              (Amendment No. 1)(1)

                             United Auto Group, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    909440109
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 26, 2000
------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [x]  Rule 13d-1(b)
        [ ]  Rule 13d-1(c)
        [ ]  Rule 13d-1(d)






-------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

CUSIP NO. 909440 10 9                                         Page 2 of 9 Pages

-------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Aon Corporation
         36-3051915
-------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]

         Not Applicable                                                 (b) [ ]
-------------------------------------------------------------------------------
 3       SEC USE ONLY


-------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                                5    SOLE VOTING POWER
          NUMBER OF
           SHARES                    0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
-------------------------------------------------------------------------------
                                6    SHARED VOTING POWER

                                     717,594
-------------------------------------------------------------------------------
                                7    SOLE DISPOSITIVE POWER

                                        0
-------------------------------------------------------------------------------
                                8    SHARED DISPOSITIVE POWER

                                     717,594
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         717,594 shares
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
         Not Applicable
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.49%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         HC, CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G

CUSIP NO. 909440 10 9                                         Page 3 of 9 Pages
-------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Aon Advisors, Inc.
         54-1392321
-------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]

         Not Applicable                                                 (b) [ ]
-------------------------------------------------------------------------------
 3       SEC USE ONLY


-------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         Virginia
-------------------------------------------------------------------------------
                                5    SOLE VOTING POWER
          NUMBER OF
           SHARES                    0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
-------------------------------------------------------------------------------
                                6    SHARED VOTING POWER

                                     717,594
-------------------------------------------------------------------------------
                                7    SOLE DISPOSITIVE POWER

                                        0
-------------------------------------------------------------------------------
                                8    SHARED DISPOSITIVE POWER

                                     717,594
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         717,594 shares
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
         Not Applicable
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.49%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IA, CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G

CUSIP NO. 909440 10 9                                         Page 4 of 9 Pages
-------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         London General Insurance Company
-------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]

         Not Applicable                                                 (b) [ ]
-------------------------------------------------------------------------------
 3       SEC USE ONLY


-------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         United Kingdom
-------------------------------------------------------------------------------
                                5    SOLE VOTING POWER
          NUMBER OF
           SHARES                    0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
-------------------------------------------------------------------------------
                                6    SHARED VOTING POWER

                                     50,000
-------------------------------------------------------------------------------
                                7    SOLE DISPOSITIVE POWER

                                        0
-------------------------------------------------------------------------------
                                8    SHARED DISPOSITIVE POWER

                                     50,000
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         50,000 shares
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
         Not Applicable
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.24%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G

CUSIP NO.909440 10 9                                          Page 5 of 9 Pages
-------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Virginia Surety Company, Inc.
         36-3186541
-------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]

         Not Applicable                                                 (b) [ ]
-------------------------------------------------------------------------------
 3       SEC USE ONLY


-------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
-------------------------------------------------------------------------------
                                5    SOLE VOTING POWER
          NUMBER OF
           SHARES                    0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
-------------------------------------------------------------------------------
                                6    SHARED VOTING POWER

                                     400,000
-------------------------------------------------------------------------------
                                7    SOLE DISPOSITIVE POWER

                                        0
-------------------------------------------------------------------------------
                                8    SHARED DISPOSITIVE POWER

                                     400,000
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         400,000 shares
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
         Not Applicable
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.94%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IC, CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                             13G
CUSIP NO.909440 10 9                                          Page 6 of 9 Pages
-------------------------------------------------------------------------------

 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Combined Insurance Company of America
         36-2136262
-------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]

         Not Applicable                                                 (b) [ ]
-------------------------------------------------------------------------------
 3       SEC USE ONLY


-------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
-------------------------------------------------------------------------------
                                5    SOLE VOTING POWER
          NUMBER OF
           SHARES                    0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
-------------------------------------------------------------------------------
                                6    SHARED VOTING POWER

                                     267,594
-------------------------------------------------------------------------------
                                7    SOLE DISPOSITIVE POWER

                                        0
-------------------------------------------------------------------------------
                                8    SHARED DISPOSITIVE POWER

                                     267,594
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         267,594 shares
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.30%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IC, CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 Item 1(a).    Name of Issuer:

               United Auto Group, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               375 Park Ave.- 22nd Floor
               New York, NY  10152

Item 2(a).     Name of Person Filing:

               Aon Corporation ("Aon") is filing this Amendment on behalf of itself, Aon Advisors, Inc. ("Aon Advisors"), Virginia Surety Company, Inc. ("Virginia Surety"), London General Insurance Company ("London General"), and Combined Insurance Company of America ("CICA"). Aon Advisors, Virginia Surety, London General and CICA are wholly-owned subsidiaries of Aon. Pursuant to respective Investment Advisory Agreements entered into by Aon Advisors with Virginia Surety, London General and CICA, the securities reported herein were acquired and/or disposed of by Aon Advisors on behalf of, and as investment adviser to, Virginia Surety, London General and CICA.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               Aon, Aon Advisors, Virginia Surety and CICA share the same principal business address:
               123 North Wacker Drive
               Chicago, Illinois  60606

               London General's principal business address is:
               Combined House
               15 Wheatfield Way
               Kingston, Surrey
               United Kingdom  KT1 2PA

Item 2(c).     Citizenship:

               Aon is a corporation incorporated under the laws of Delaware. Aon Advisors is a corporation incorporated under the laws of Virginia. Virginia Surety is a corporation incorporated under the laws of Illinois. London General is a corporation incorporated under the laws of the United Kingdom.
               CICA is a corporation incorporated under the laws of Illinois.

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               909440 10 9

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               Aon is a parent holding company in accordance with section 240.13d-1(b)(ii)(G) of the Securities Exchange Act of 1934 (the "Exchange Act").
               Aon Advisors is an investment adviser registered under section 203 of the Investment Advisers Act of 1940.
               Virginia Surety is an insurance company as defined in section 3(a)(19) of the Exchange Act.
               CICA is an insurance company as defined in section 3(a)(19) of the Exchange Act.

Item 4.        Ownership.

               See Items 5 through 9 and Item 11 on pages 2 through 5.
               (a)    Amount beneficially owned:   717,594 shares
               (b)    Percent of class:     3.49%
               (c)    Number of shares as to which such person has:
                      (i)   Sole power to vote or to direct the vote - 0
                      (ii)  Shared power to vote or direct the vote - 717,594
                      (iii) Sole power to dispose or to direct the disposition
                            of - 0
                      (iv) Shared power to dispose or to direct the disposition of - 717,594

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Aon is a parent holding company of Aon Advisors, Virginia Surety, London General and CICA, and accordingly, has filed this Amendment pursuant to Rule 13d-1(b)(ii)(G). See Items 2(a) and 3.

Item 8.        Identification and Classification of Members of the Group.

               NOT APPLICABLE

Item 9.        Notice of Dissolution of Group.

               NOT APPLICABLE

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Aon Corporation
Date:   July 31, 2000


By:    /s/ Michael A. Conway
   -------------------------------
Name:  Michael A. Conway
Title: Senior Vice President


Aon Advisors, Inc.
Date:   July 31, 2000

By:    /s/ Michael A. Conway
   -------------------------------
Name:  Michael A. Conway
Title: President


Virginia Surety Company, Inc.
Date:   July 31, 2000

By:    /s/ Michael A. Conway
   -------------------------------
Name:  Michael A. Conway
Title: Senior Vice President


London General Insurance Company
Date:   July 31, 2000

By:    /s/ Michael A. Conway
   -------------------------------
Name:  Michael A. Conway
Title: Agent


Combined Insurance Company of America
Date:   July 31, 2000

By:    /s/ Michael A. Conway
   -------------------------------
Name:  Michael A. Conway
Title: Senior Vice President